Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-290847

PROSPECTUS

900,153 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 900,153 shares of our common stock, $0.01 par value per share, by the selling stockholders named in this prospectus, including their transferees, pledgees, donees or successors, that may be issued upon the exercise of outstanding preferred investment options held by the selling stockholders.

This prospectus does not cover the issuance of the shares underlying the preferred investment options to the selling stockholders upon their exercise. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

The registration of the shares covered by this prospectus does not mean that the selling stockholders will actually exercise outstanding options held by them or offer or resell any of these shares once issued to them. The selling stockholders may resell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” beginning on page 9. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission. No underwriter or other person has been engaged to facilitate the resale of shares of our common stock in this offering.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “MBOT.” On November 14, 2025, the last reported closing price of our common stock on the Nasdaq Capital Market was $2.07.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”). You should read this prospectus, including the documents incorporated by reference herein, and the related registration statement carefully. This prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement is accurate only as of the date on the front of the respective document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update, or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making an investment decision.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise in this prospectus, the terms “Microbot,” the “Company,” “we,” “our” or “us” in this prospectus refer to Microbot Medical Inc. and its wholly-owned subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus or in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 6, and the consolidated financial statements and related notes and the other information included or incorporated by reference in this prospectus.

Overview

We are a medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. We are primarily focused on leveraging our robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Using our LIBERTY® technological platform, we have developed the first-ever fully disposable robot for various endovascular interventional procedures. The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It is intended for the remote delivery and manipulation of guidewires and catheters, and remote manipulation of guide catheters to facilitate navigation to anatomical targets, with the current intention to focus in the peripheral vasculature market. It is designed to eliminate the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

Recent Developments

Granted U.S. Food and Drug Administration 510(k) Clearance

On September 8, 2025, we announced that the U.S. Food and Drug Administration (“FDA”) has granted 510(k) clearance for the LIBERTY® Endovascular Robotic System, the first FDA cleared single-use, remotely operated robotic system for peripheral endovascular procedures. The FDA clearance positions us to commercialize LIBERTY® in the U.S., with the goal of transforming the field to enable accessibility to advanced robotics without the traditional constraints of capital equipment and a dedicated infrastructure. With FDA clearance, we expect to complete the final commercial activities that were contingent on marketing clearance, positioning us to commence commercialization, penetrate the approximately 2.5 million annual U.S. peripheral vascular procedures, and pursue entry into global markets.

We partnered with a U.S. based third-party logistics (3PL) company to support the commercialization of the LIBERTY® Endovascular Robotic System. On November 5, 2025, we announced that we initiated the limited market release of the LIBERTY® System to selected high procedure volume regions where we already experienced preliminary demand for the product, with the broader launch anticipated to occur in April 2026 during the Society of Interventional Radiology conference.

Granted First Japanese Patent

On October 1, 2025, we announced that the Japanese Patent Office has granted the Company its first patent in Japan, covering the core LIBERTY® System technology, such as a compact robotic device for driving and manipulating movement of at least one elongate surgical tool.

Granted U.S. Patent for a Modular Robotic Surgical System

On August 20, 2025, we announced that the United States Patent and Trademark Office has granted us a patent, covering a modular robotic surgical system which includes a base and a plurality of tool-receiver unites arranged as separate unites and independently and interchangeably attachable to the base.

Granted Patent in China for the Robotic Manipulation of a Surgical Tool Handle

On June 17, 2025, we announced that the China National Intellectual Property Administration has granted us a critical patent in China, a key step in our global intellectual property expansion strategy. The patent covers the robotic manipulation of a surgical tool handle.

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Israel-Hamas War

On October 7, 2023, the State of Israel, where our research and development and other operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to Israeli military operations at first in Gaza and then in Lebanon. These military operations and related activities, such as the collapse of the Assad regime in Syria and Israel’s subsequent military operations in Syria, and the escalation of military operations by and against the Houthis in Yemen and the Iranian regime, are on-going as of the date of this prospectus, although there have been temporary cease fires and lulls in military operations from time to time, including the most recent cease-fire with Hamas on October 10, 2025.

We have considered various ongoing risks relating to the military operations and related matters, including:

●	That some of our Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, may not be fully active and operational, as instructed by the relevant authorities;

●	A slowdown in the number of international flights in and out of Israel;

●	The decreasing international regard for Israeli-based companies in certain quarters, including as a result of the Israeli government’s policies in Gaza and the West Bank; and

●	Possible and actual boycotts of Israel and Israeli-based companies, which may adversely affect our ability to do business in certain jurisdictions or with certain industry groups or potential customers, among others.

We are closely monitoring how the military operations and related activities could adversely affect our anticipated milestones and our Israel-based activities to support future clinical and regulatory milestones, including our ability to import materials that are required to construct our devices and to ship them outside of Israel. In addition, we are also monitoring how negative international reaction to the events in Gaza, the West Bank and elsewhere in the Middle East could create a corresponding negative perception of companies based in Israel, which if broad enough, could negatively impact our business. As of the date of this prospectus, we have determined that there have not been any materially adverse effects on our business or operations, but we continue to monitor the situation, as any collapse of a cease-fire with any nation or group hostile to Israel from time to time, or any future escalation or change could result in a material adverse effect on the ability of our Israeli office to support our clinical and regulatory activities. We do not have any specific contingency plans in the event of any such escalation or change.

Technological Platforms

LIBERTY® Endovascular Robotic Surgical System

The FDA-cleared LIBERTY® Endovascular Robotic Surgical System features a unique compact, single-use design with the capability to be operated remotely, reduce radiation exposure and physical strain to the physician, as well as the potential to reduce the use of consumables.

The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It eliminates the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff, when compared to other robotic systems.

We believe the addressable markets for the LIBERTY® Endovascular Robotic Surgical System in its current version includes the peripheral interventional radiology market, with future versions expected to include the Interventional Cardiology and Interventional Neuroradiology markets.

The unique characteristics of the LIBERTY® Endovascular Robotic Surgical System – compact, mobile, disposable and remotely controlled – also may open the opportunity of expanding telerobotic interventions to patients with limited access to life-saving procedures.

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The LIBERTY® Endovascular Robotic Surgical System has been designed to have the following attributes:

●	Compact size - Eliminates the need for large capital equipment in dedicated cath-lab rooms with dedicated staff.

●	Fully disposable - To our knowledge, the first fully disposable robotic system for endovascular procedures.

●	One & Done® - Has the potential to be compatible with our NovaCross® products or possibly other instruments that combine guidewire and microcatheter into a single device. We are currently evaluating this combination in different applications.

●	State of the art maneuverability - Provides linear and rotational control of its guidewire, as well as linear and rotational control of a guide catheter, and the linear motion for an additional microcatheter (“over-the-wire”) device.

●	Compatibility with a wide range of commercially-available guidewires, microcatheters and guide-catheters.

●	Enhanced operator safety and comfort - Aims to reduce exposure to ionizing radiation and reduce physical strain due to the need for heavy lead vests otherwise to be worn during procedures.

●	Ease of use - A remote control designed to be intuitive aims to simplify advanced procedures while shortening the physician’s learning curve.

●	Telemedicine capability - May serve as a platform for supporting tele-catheterization, carried out remotely by highly trained specialists. Our research collaboration with Corewell Health™ has demonstrated the feasibility of using the LIBERTY® Endovascular Robotic System between separate and remote facilities in a coronary simulation model. The project assesses the feasibility of using LIBERTY® to perform simulated cardiovascular interventional procedures across two sites within the Corewell Health™ system located 5 miles apart. The telesurgery feature of LIBERTY® is still being evaluated and is not covered under the Company’s 510(k) clearance with the FDA.

On August 13, 2024, we announced that we received ISO 13485:2016 certification for our quality management system. Receiving ISO 13485 certification indicates that a company has developed and implemented robust policies and procedures for the development and manufacture of regulated medical products. This is a certification ensuring compliance with the Quality Management System (QMS) requirements of the EU Medical Devices Regulation (MDR 2017/745) and supporting our future CE Mark approval, and ultimately allowing us to market the LIBERTY® Endovascular Robotic Surgical System in Europe as well as other regions who accept the CE Mark. We anticipate CE Mark approval in the second half of 2026. However, we can give no assurance that we will meet this or any other projected milestones, if ever. In addition, in view of the recent revision published by the FDA regarding the quality system management regulation and its incorporation by reference of the ISO 13485 standard, we believe it will help streamline our transition into this revised FDA regulation.

The Company entered into an agreement with Emory University, which will allow the parties to evaluate and explore the potential for a future collaboration in connection with autonomous robotics in endovascular procedures. Under the terms of the agreement, Emory University will assume the responsibility of exploring the feasibility of integrating the LIBERTY® Endovascular Robotic Surgical System with an imaging system to create an autonomous robotic system for endovascular procedures.

On September 8, 2025, we announced that the FDA has granted 510(k) clearance for the LIBERTY® Endovascular Robotic Surgical System.

NovaCross®

On October 6, 2022, we purchased substantially all of the assets, including intellectual property, devices, components and product related materials of Nitiloop Ltd., an Israeli limited liability company. The assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter, and the products or potential products incorporating the technology owned by Nitiloop and designated by Nitiloop as “NovaCross,” “NovaCross Xtreme” and “NovaCross BTK,” and any enhancements, modifications and improvements.

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Corporate Information

Our Company was incorporated on August 2, 1988 in the State of Delaware under the name Cellular Transplants, Inc. The original Certificate of Incorporation was restated on February 14, 1992 to change the name of the Company to CytoTherapeutics, Inc. On May 24, 2000, the Certificate of Incorporation as restated was further amended to change the name of the Company to StemCells, Inc. On November 28, 2016, C&RD Israel Ltd., a wholly-owned subsidiary the Company, completed its merger with and into Microbot Medical Ltd., or Microbot Israel, an Israeli corporation that then owned our assets and operated our current business, with Microbot Israel surviving as a wholly-owned subsidiary of ours. We refer to this transaction as the “Merger.” On November 28, 2016, in connection with the Merger, we changed our name from “StemCells, Inc.” to Microbot Medical Inc., and each outstanding share of Microbot Israel capital stock was converted into the right to receive shares of our common stock. In addition, all outstanding options to purchase the ordinary shares of Microbot Israel were assumed by us and converted into options to purchase shares of the common stock of Microbot Medical Inc. Prior to the Merger, we were a biopharmaceutical company that operated in one segment, the research, development, and commercialization of stem cell therapeutics and related technologies. Substantially all of the material assets relating to the stem cell business were sold on November 29, 2016. On November 29, 2016, our common stock began trading on the Nasdaq Capital Market under the symbol “MBOT.”

Our principal executive office address is 175 Derby St., Bld. 27, Hingham, MA 02043. Microbot also has an executive office at 6 Hayozma Street, Yokneam Ilit, Israel 2069815. Our telephone number is (781) 875-3605. We maintain an Internet website at www.microbotmedical.com. The information contained on, connected to, or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Risk Factors

Our operations and financial results are subject to various risk and uncertainties. Before deciding to invest in our securities, you should carefully consider the factors described under “Risk Factors” beginning on page 6 of this prospectus, as well as the other information included elsewhere in this prospectus, and the risk factors described under “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently-filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC that are incorporated by reference in this prospectus. Any of the foregoing risk factors could adversely affect our business, results of operations, financial condition and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

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THE OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 900,153 shares of our common stock, as follows:

●	53,758 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 5½ year preferred investment options at an exercise price per share of $1.875;

●	146,306 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $1.875;

●	368,572 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $2.1875;

●	143,723 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $2.625; and

●	187,794 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $2.6625.

Common stock offered by the selling stockholders	900,153 shares
Common stock outstanding before the offering (1)	67,158,044 shares
Common stock to be outstanding after the offering (2)	68,058,197 shares
Nasdaq Capital Market Symbol	MBOT

(1)	Based on the number of shares outstanding as of November 14, 2025.
(2)

Assumes the exercise of all of the 900,153 options held by the selling stockholders, the underlying shares of which are being registered pursuant to the registration statement of which this prospectus forms a part. Does not include the exercise of any other options or warrants that may be outstanding or issuable, including those that may be held by the selling stockholders.

Use of Proceeds

The 900,153 shares of common stock issuable upon the exercise of currently outstanding preferred investment options, in each case that are being offered for resale by the selling stockholders, will be sold for the accounts of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of such shares of common stock offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We may receive up to a total of approximately $2.1 million in gross proceeds if all of the 900,153 preferred investment options are exercised by the selling stockholders for cash. However, as we are unable to predict the timing or amount of potential exercises of the options, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds, if any, would be allocated to working capital. Pursuant to conditions set forth in the options, the options are exercisable under certain circumstances on a cashless basis. Should a selling stockholder elect to exercise on a cashless basis, we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the option.

We will incur all costs associated with this registration statement and prospectus.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future.

Registration Rights

We have filed a Registration Statement on Form S-3, of which this prospectus forms a part, to satisfy registration rights we granted to the selling stockholders.

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RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 25, 2025, under the heading “Item 1A. Risk Factors,” any updates to those risk factors contained in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and the other information contained in this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated herein by reference. These risks could materially affect our business, results of operations, and financial condition, and could cause the value of our securities to decline in value, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or (the “Securities Act”), and Section 21E of the Exchange Act that relate to future events or our future operations or financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “intends,” “expects,” “plans,” “targets,” “anticipates,” “believes,” “estimates,” “will,” “would,” “predicts,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Such statements include, without limitation, all statements as to expectation or belief, and statements as to our future results of operations; the progress of our research, product development, and clinical programs; the need for, and timing of, additional capital and capital expenditures; partnering prospects; costs of manufacturing products; the protection of, and the need for, additional intellectual property rights; effects of regulations; the need for additional facilities; and potential market opportunities. Our actual results may vary materially from those contained in such forward-looking statements because of risks to which we are subject, including the fact that additional trials may be required to confirm the safety and demonstrate the efficacy of any future applications or products; uncertainty as to whether the regulatory authorities other than the FDA will clear LIBERTY® or any other of our proposed products for commercialization and sale or if the FDA will clear our LIBERTY® device for other uses; the risk that any planned clinical trials or studies could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties in our ability to obtain the capital resources needed to continue our current or future research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding the outcome of our clinical trials or studies we may conduct in the future; the uncertainty regarding the validity and enforceability of the patents underlying our proposed products; the uncertainty whether LIBERTY® or any other of our proposed products will prove clinically safe and effective; the uncertainty of whether we will achieve significant revenue from product sales or become profitable; obsolescence of our technologies; competition from third parties; intellectual property rights of third parties; litigation risks; legal, regulatory and military developments in Israel, including disruptions resulting from new and ongoing hostilities between Israel and the Palestinians and neighboring countries, such as employees of Microbot and its vendors and business partners being called to active military duty; and other risks to which we are subject.

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We have based these forward-looking statements on our current expectations and projections about future events. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. We have included important cautionary statements in this prospectus, in the documents incorporated by reference in this prospectus, and in the sections in our periodic reports, including our most recent Annual Report on Form 10-K, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, discussing some of the factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we are making including, but are not limited to, research and product development uncertainties, regulatory policies and approval requirements, competition from other similar businesses, and market and general economic factors.

In light of these assumptions, risks, and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

The 900,153 shares of common stock issuable upon the exercise of currently outstanding preferred investment options, in each case that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of such shares of common stock offered for resale hereby will go to the selling stockholders, and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We may receive up to a total of approximately $2.1 million in gross proceeds if all of the 900,153 preferred investment options are exercised by the selling stockholders for cash. However, as we are unable to predict the timing or amount of potential exercises of the options, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds, if any, would be allocated to working capital. Pursuant to conditions set forth in the options, the options are exercisable under certain circumstances on a cashless basis. Should a selling stockholder elect to exercise on a cashless basis we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the option.

We will incur all costs associated with this registration statement and prospectus.

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SELLING STOCKHOLDERS

The following table sets forth certain information regarding the selling stockholders and the shares of common stock beneficially owned by them. The selling stockholders may offer the shares under this prospectus from time to time and may elect to sell some, all, or none of the shares set forth under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. In addition, a selling stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares of common stock since the date on which the selling stockholder provided information for this table. We have not made independent inquiries about such transfers or dispositions. See the section entitled “Plan of Distribution” beginning on page 9.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise provided, the percentage of shares beneficially owned prior to the offering is based on 67,158,044 shares of our common stock outstanding as of November 14, 2025.

	Number of Shares of Common Stock Beneficially Owned		Number of Shares of Common	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Pursuant to this Prospectus
Selling Stockholder	Before Any Sale	% of Class	Stock Offered	Number of Shares	% of Class
Noam Rubinstein(1)(2)	849,883	1.24%	283,548	566,335	*
Michael Vasinkevich(1)(3)	1,503,896	2.19%	577,223	926,673	1.36%
Craig Schwabe(1)(4)	81,665	*	30,380	51,285	*
Charles Worthman(1)	26,981	*	9,002	17,979	*
TOTAL			900,153

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	Consists of warrants or options to purchase shares of common stock. Each of such selling stockholders is affiliated with H.C. Wainwright & Co., LLC (“Wainwright”), a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were issued as compensation for placement agent services provided by Wainwright to the Company from time to time during the fiscal year ending December 31, 2025. Such selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(2)	Represents shares of our common stock underlying warrants or preferred investment options held by the selling stockholder. Does not include 2,282,440 shares of our common stock, and an aggregate of 2,306,572 shares of our common stock underlying preferred investment options held by Stuywater Capital LLC, which are subject to a beneficial ownership limitation of 4.99%. Noam Rubinstein is the managing member of Stuywater Capital LLC and has the power to vote and dispose the securities held. As a result, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities that are held by Stuywater Capital LLC.
(3)	Represents 209,648 shares of our common stock, and an aggregate of 1,355,952 shares of our common stock underlying warrants or preferred investment options held by the selling stockholder.
(4)	Includes 3,247 shares of our common stock underlying preferred investment options that are held by Wilson Drive Holdings LLC, of which Craig Schwabe is the managing member and may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) that are held by Wilson Drive Holdings LLC.

Information about any other selling stockholders will be included in prospectus supplements or post-effective amendments, if required. Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

Material Relationships with the Selling Stockholders

Other than in connection with the transactions described above and elsewhere in this prospectus, we have not had any material relationships with the selling stockholders in the last three years.

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PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus, under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers, or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, arising in connection with the registration statement of which this prospectus is a part.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Certificate of Incorporation and our bylaws, and to the provisions of applicable Delaware law.

General

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01, of which 67,158,044 shares were issued and outstanding as of November 14, 2025 and 1,000,000 shares of preferred stock, none of which are issued and outstanding. Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our Board of Directors. Our Board of Directors may issue such shares of our preferred stock in one or more series, with such voting powers, designations, preferences, and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

We are authorized to issue 120,000,000 shares of common stock, $0.01 par value. Each share of common stock shall have one vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of our stockholders. Our common stock does not provide preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the Board of Directors.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, out of funds that we may legally use to pay dividends, subject to any preferential dividend rights of any outstanding series of preferred stock or series of preferred stock that we may designate and issue in the future. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock. Our Board of Directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion, and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series. As of the date of this prospectus, no shares of our preferred stock were outstanding or designated.

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Options

As of November 14, 2025, we had:

●	3,014,365 shares of our common stock issuable upon the exercise of outstanding stock options granted to employees, directors and consultants, with exercise prices ranging from approximately $0.005 to $15.75 and having a weighted-average exercise price of $4.2 per share;

●	156,585 shares of our common stock reserved for future grant under our 2017 Equity Incentive Plan; and

●	2,678,798 shares of our common stock reserved for future grant under our 2020 Omnibus Performance Award Plan.

Warrants and Preferred Investment Options

As of November 14, 2025, we had outstanding:

●	51,125 shares of our common stock issuable upon the exercise of outstanding placement agent warrants expiring in October 2027, at an exercise price per share of $6.1125;

●	32,778 shares of our common stock issuable upon the exercise of outstanding placement agent warrants expiring in November 2026, at an exercise price per share of $2.75;

●	60,476 shares of our common stock issuable upon the exercise of outstanding placement agent warrants expiring in November 2026, at an exercise price per share of $2.75;

●	35,088 shares of our common stock issuable upon the exercise of outstanding placement agent warrants expiring in June 2028, at an exercise price per share of $2.6719;

●	31,231 shares of our common stock issuable upon the exercise of outstanding placement agent warrants expiring in June 2028, at an exercise price per share of $4.0625;

●	84,284 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in July 2029, at an exercise price per share of $2.025;

●	28,102 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in June 2026, at an exercise price per share of $1.875;

●	71,750 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in January 2027, at an exercise price per share of $2.1875;

●	189,428 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in January 2027, at an exercise price per share of $2.625;

●	109,478 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in June 2027, at an exercise price per share of $2.6625;

●	30,526 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in July 2030, at an exercise price per share of $1.875;

●	10,362 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in March 2028, at an exercise price per share of $1.875;

●	31,429 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in March 2028, at an exercise price per share of $2.1875;

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●	138,906 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in March 2028, at an exercise price per share of $2.625;

●	422,535 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in March 2028, at an exercise price per share of $2.6625;
●

13,989,115 shares of our common stock issuable upon the exercise of outstanding series J preferred investment options expiring between March 2028 and April 2028, at an exercise price per share of $4.50;

●	96,224 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in April 2028, at an exercise price per share of $2.625;
●	53,758 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 5½ year preferred investment options at an exercise price per share of $1.875;

●	146,306 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $1.875;
●	368,572 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $2.1875;
●	143,723 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $2.625; and
●	187,794 shares of our common stock issuable to the selling stockholders upon the exercise of outstanding 2 year preferred investment options, at an exercise price per share of $2.6625.

The common stock being registered pursuant to the Registration Statement on Form S-3 of which this prospectus forms a part, are underlying our 53,758 5½-year placement agent preferred investment options at an exercise price per share of $1.875; 146,306 2-year placement agent preferred investment options at an exercise price per share of $1.875; 368,572 2-year placement agent preferred investment options at an exercise price per share of $2.1875; 143,723 2-year placement agent preferred investment options at an exercise price per share of $2.625; and 187,794 2-year placement agent preferred investment options at an exercise price per share of $2.6625.

Trading Market

The shares of our common stock are currently quoted on the Nasdaq Capital Market under the symbol “MBOT.”

Transfer Agent

The transfer agent of our common stock is Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021.

Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws

Anti-Takeover Provisions

Delaware Law

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law or “DGCL.” Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

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Staggered Board

Our restated Certificate of Incorporation and restated bylaws provide for the Board of Directors to be divided into three classes serving staggered terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term of office. All directors elected to our classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the Board of Directors may only be removed for cause and only by the affirmative vote of 80% of the outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our Board of Directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance notice provisions for stockholder proposals

Our restated bylaws establish an advance notice procedure for stockholder nominations of candidates for election to our Board of Directors, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the bylaws. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, these bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Microbot.

Special meetings of stockholders

Special meetings of the stockholders may be called only by the Board of Directors, president, or secretary upon the application of a majority of the directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

No stockholder action by written consent

Our restated Certificate of Incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-majority stockholder vote required for certain actions.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s Certificate of Incorporation or bylaws, unless the corporation’s Certificate of Incorporation or bylaws, as the case may be, requires a greater percentage. Our restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal certain provisions of our restated certificate of incorporation. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a vote of a majority of the total number of authorized directors.

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Limitation of Liability and Indemnification

Our restated Certificate of Incorporation and our amended and restated bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved (including, without limitation, as a witness) in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee, or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that, the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article Nine of our restated Certificate of Incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; and

●	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification provided in our restated certificate of incorporation and our amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our restated Certificate of Incorporation, amended and restated bylaws, indemnification agreements, indemnity agreement, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, amended and restated bylaws, indemnification agreements, indemnity agreement, or law.

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LEGAL MATTERS

The validity of the shares being offered under this prospectus by us will be passed upon for us by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

EXPERTS

The consolidated financial statements of Microbot Medical Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar and Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are available at the SEC’s website at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website at http://www.microbotmedical.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, are available at the SEC’s website at http://www.sec.gov. The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 25, 2025;
●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 that we filed with the SEC on March 14, 2025, August 12, 2025 and November 12, 2025, respectively;
●	our Current Reports on Form 8-K filed with the SEC on January 6, 2025, January 7, 2025, January 10, 2025, January 24, 2025, January 27, 2025, February 7, 2025, February 10, 2025, February 11, 2025, February 12, 2025 and February 25, 2025; April 9, 2025; April 15, 2025; April 17, 2025; April 23, 2025; June 9, 2025; June 11, 2025; June 17, 2025; July 17, 2025; July 30, 2025; August 5, 2025; August 20, 2025; August 25, 2025; August 27, 2025; September 8, 2025; September 16, 2025; September 19, 2025; October 1, 2025; October 3, 2025; October 7, 2025; October 14, 2025; and November 5, 2025 (except in each case for information contained therein which is furnished rather than filed);
●	the description of our common stock contained in our registration statement on Form 8-A filed August 3, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, including all such reports and documents we may file with the SEC after the date of filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, except as to any portion of any report or documents that is not deemed filed under such provisions, prior to the termination of this offering.

The SEC file number for each of the documents listed above is 000-19871.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Microbot Medical Inc., Attn: Chief Financial Officer, 175 Derby St., Bld. 27, Hingham, MA 02043. You may also telephone us at (781) 875-3605.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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